Exhibit 99.1

HP Inc. 1501 Page Mill Road Palo Alto, CA 94304 hp.com News Release

HP Inc. Appoints Steve Fieler as Chief Financial Officer

Editorial contacts HP Inc. Media Relations MediaRelations@hp.com HP Inc. Investor Relations InvestorRelations@hp.com

PALO ALTO, Calif., May 29, 2018 — HP Inc. (NYSE: HPQ) today announced that Steve Fieler has been named Chief Financial Officer, effective July 1. He will succeed Cathie Lesjak, who will assume the role of interim Chief Operating Officer.

Fieler is a seasoned executive with more than 20 years of experience. He currently leads the treasury and corporate finance functions where he is responsible for managing cash, debt, risk management and capital structure as well as financial planning and analysis, investor relations, credit and collections, and corporate development. An 11 year HP veteran, he served in a range of finance and operational roles at the Hewlett Packard Company prior to the November 2015 separation including VP CFO for HP Software, a $4B division of the company. He left in 2014 to become CFO at Proteus Digital Health, a pioneer in digital medicine, and rejoined HP in January 2017. Fieler has a bachelor’s degree in Economics from Brown University and a Master’s of Business Administration from Harvard Business School.

Lesjak has served in a wide range of prominent leadership roles in her 32 years at HP, including acting CEO of Hewlett Packard Company. In 2007 she was named CFO, a position she held until the company separation, at which time she became CFO of HP Inc. Lesjak plans to serve as interim COO until her retirement, planned for some time in early calendar 2019.

“Having worked with Steve over many years, I have great confidence in his ability to propel us forward and continue to drive profitable growth,” said Dion Weisler, President and CEO of HP. “I’ve enjoyed a tremendous partnership with Cathie and I look forward to the same collaboration with Steve. He has a deep understanding of our global business, a stellar operational and financial track record, and valued relationships within the investment community.”

He added, “Cathie deserves tremendous credit for helping drive our performance, growth and reinvention. Our strategy is working, the team is focused, and we’re firing on all cylinders. She is a best-in-class leader with incredible commitment to delivering shareholder value and has done an extraordinary job assembling a world-class team. I’m grateful for her continued support and leadership in the COO role.”

HP today announced strong financial results for the second quarter of fiscal year 2018 and will host a conference call at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). To listen to a live audio webcast, please visit the company’s Investor Relations page at HP.com

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HP Inc. creates technology that makes life better for everyone, everywhere. Through our portfolio of printers, PCs, mobile devices, solutions, and services, we engineer experiences that amaze. More information about HP (NYSE: HPQ) is available at www.hp.com.

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